SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 29, 2004

REMOTE DYNAMICS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-26140	51-0352879

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1155 Kas Drive, Suite 100, Richardson, Texas 75081
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 301-2000

(Former Name or Former Address, if Changed Since Last Report)
Minorplanet Systems USA, Inc.

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
Letter Agreement for the Repurchase of the Miller Group Shares
Letter Agreement with Miller Group
Press Release

ITEM 5. OTHER EVENTS AND REQUIRED FD DISCLOSURE.

Term Sheet Regarding Proposed Preferred Convertible Stock Issuance

     On August 1, 2004, Remote Dynamics, Inc. (the “Company”) executed a term sheet that contemplates the issuance by the Company of $5 million of preferred convertible stock and common stock purchase warrants in a private placement transaction (the “Stock Issuance Transaction”). The Company intends to use the net proceeds from the Stock Issuance Transaction to fund its business plan including the commercial launch of its next generation AVL product. A copy of the press release announcing the proposed stock issuance transaction is attached hereto as Exhibit 99.1.

     The Stock Issuance Transaction is subject to several significant contingencies, including the negotiation and execution of definitive transaction documents which would include such customary terms, conditions, covenants, representations and warranties as may be appropriate to the transaction as agreed upon by the parties and approved by Nasdaq.

     The Series A Preferred Stock proposed to be issued would be convertible into common stock based upon a discounted pre-closing average trading price formula with a minimum conversion price of $2.00 per share. Assuming the Series A Preferred Stock is sold at the $2.00 minimum per share conversion price, the Series A Preferred Stock proposed to be issued would be convertible into 2.5 million shares of the Company’s common stock. The holders of the Series A Preferred Stock would receive warrants to purchase up to 625,000 shares of common stock with a 5-year term that would be immediately exercisable at an exercise price equal to the conversion price per share of the Series A Preferred Stock (the “Structured Warrants”).

     The holders of the Series A Preferred Stock would also receive incentive warrants with a 5-year term exercisable beginning September 1, 2005 (the “Incentive Warrants”). The Incentive Warrants would have an exercise price equal to the lesser of: (i) $3.00 per share; or (2) the average seven-day closing price of the Company’s common stock immediately preceding September 1, 2005. The Company would be permitted to redeem the Incentive Warrants prior to exercise for no consideration upon the achievement of certain performance targets. The Company would be required to register the common stock issuable upon conversion of the Series A Preferred Stock and exercise of the Structured Warrants and Incentive Warrants for resale under the Securities Act.

Stock Repurchase

     On July 29, 2004, the Company entered into and closed a stock repurchase letter agreement with Lloyd Miller, a Director on the Company’s Board of Directors, and certain affiliates of Lloyd Miller (the “Miller Shareholder Group”) to purchase from the Miller Shareholder Group 929,948 shares of its common stock at a purchase price of $2.00 per share or $1,859,896. A copy of the letter agreements with the Miller Group are attached hereto as Exhibits 10.1 and 10.2 respectively. A copy of the press release announcing the repurchase is attached hereto as Exhibit 99.1.

     Following the repurchase, 6,520,052 shares of the Company’s common stock remained issued and outstanding. A Special Committee of the Company’s Board of Directors composed of three Directors not interested in the repurchase transaction considered, negotiated and approved the repurchase transaction. Contemporaneous with the closing of this stock repurchase, Lloyd I. Miller, Mair Fabish and Alan Howe resigned from the Board of Directors of the Company.

Board of Director Appointments

     On July 29, 2004, the Company’s Board of Directors appointed Thomas W. Honeycutt to the Board of Directors. On August 6, 2004, the Company’s Board of Directors appointed Matthew Petzold to the Board of Directors. Accordingly, as of August 6, 2004, the Company’s Board of Directors consists of the following Directors:

•	Dennis R. Casey (also serves as President and Chief Executive Officer)

•	Stephen CuUnjieng

•	Gerry Quinn

•	Gregg Pritchard

•	Thomas Honeycutt

•	Matthew Petzold

     Mr. CuUnjieng, an affiliate of HFS Minor Planet Funding LLC, the provider of the company’s $2 million exit financing, was previously appointed to the Company’s Board of Directors pursuant to HFS’ contractual right to appoint a director as per the exit financing letter agreement. Mr. Casey was appointed to the Company’s Board of Directors in connection with the Company’s Third Amended Joint Plan of Reorganization.

     The Company’s Board of Directors maintains the following standing Board Committees:

Audit Committee

Gerry Quinn
Matthew Petzold
Thomas Honeycutt

Compensation Committee

Gerry Quinn
Matthew Petzold
Thomas Honeycutt

Nomination and Corporate Governance Committee

Gerry Quinn
Matthew Petzold
Thomas Honeycutt

Each member of Compensation Committee and Nomination and Corporate Governance Committee qualifies as “independent” as required by the listing requirements of the Nasdaq Stock Market. Each member of the Audit Committee qualifies as “independent” as required by the listing requirements of the Nasdaq Stock Market and “independence” requirements of the Sarbanes-Oxley Act of 2002 as implemented by the rules and regulations of the Securities and Exchange Commission. The following Directors on the Company’s Board of Directors qualify as “independent” as required by the listing requirements of the Nasdaq Stock Market:

Gerry Quinn
Matthew Petzold
Thomas Honeycutt
Gregg Pritchard

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits. The following exhibits are filed with this document:

Exhibit No.	Description
10.1	Letter Agreement between the Company and Miller Group for the repurchase of the Miller Group shares.

10.2	Letter Agreement between the Company and Miller Group related to the repurchase of the Miller Group shares.

99.1	Press Release Announcing Stock Repurchase and Stock Issuance Transactions.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REMOTE DYNAMICS, INC.
/s/ J. Raymond Bilbao
J. Raymond Bilbao
Senior Vice President, General Counsel & Secretary

Date: August 12, 2004

Exhibit No.	Description
10.1	Letter Agreement between the Company and Miller Group for the repurchase of the Miller Group shares.

10.2	Letter Agreement between the Company and Miller Group related to the repurchase of the Miller Group shares.

99.1	Press Release Announcing Stock Repurchase and Stock Issuance Transactions.